Independent Auditors' Consent



The Board of Directors
GST Network Funding, Inc.:

We consent to the use of our report, dated September 28, 1998, included herein in the Registration Statement on Form S-4, dated October 7, 1998, of GST Telecommunications, Inc., GST USA, Inc. and GST Network Funding, Inc. and to the references to our firm under the "Experts" heading in the Prospectus.



/s/ KPMG PEAT MARWICK LLP

Portland, Oregon
October 7, 1998